================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               eXcelon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  Common Stock
--------------------------------------------------------------------------------
                           (Title Class of Securities)


                                    300691102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.   300691102                                          Page 2 of 5 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Robert N. Goldman
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             2,071,875
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 0
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              2,071,875
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,071,875
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.589%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

                  eXcelon Corporation (the "Issuer")


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  25 Mall Road, Burlington, MA 01803


ITEM 2(a). NAMES OF PERSON FILING:

                  Robert N. Goldman


ITEM 2(b). BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  eXcelon Corporation
                  25 Mall Road, Burlington, MA 01803


ITEM 2(c). CITIZENSHIP:

                  United States


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e). CUSIP NUMBER:

                  The CUSIP number of the Issuer is: 300691102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


ITEM 4.  OWNERSHIP:

      (a) Amount Beneficially Owned:     2,071,875
                                     -------------------------------------------
      (b) Percent of Class:    3.589%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  2,071,875
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 2,071,875
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------
                               Page 3 of 5 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not Applicable


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 4 of 5 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 /s/ Robert N. Goldman
                                                 ------------------------------
                                                 Robert N. Goldman

                                                 Dated: February 14, 2002




                                Page 5 of 5 Pages